Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Place of Incorporation	Ownership interest attributable to the Company
NCN Group Limited	British Virgin Islands	100%
NCN Media Services Limited	British Virgin Islands	100%
Crown Winner International Limited	Hong Kong	100%
Cityhorizon Limited	Hong Kong	100%
NCN Group Management Limited	Hong Kong	100%
NCN Huamin Management Consultancy (Beijing) Company Limited	The PRC	100%
Shanghai Quo Advertising Company Limited	The PRC	100%
Xuancaiyi (Beijing) Advertising Company Limited	The PRC	51%
Teda (Beijing) Hotels Management Limited	The PRC	100%
NCN Travel Services Limited	British Virgin Islands	100%
Linkrich Enterprise Advertising and Investment Limited	Hong Kong	100%
Cityhorizon Limited	British Virgin Islands	100%
Huizhong Lianhe Media Technology Co., Ltd	The PRC	100%
Beijing Huizhong Bona Media Advertising Co., Ltd.	The PRC	100%
Huizhi Botong Media Advertising Beijing Co., Ltd	The PRC	100%
Crown Eagle Investment Limited	Hong Kong	100%
Profit Wave Investment Limited	Hong Kong	100%
Qingdao Zhongan Boyang Advertising Co., Ltd.	The PRC	60%